                                                                    EXHIBIT 99.2

                                                                     Translation

                         Strategic Cooperation Agreement

                                     between

                            Inner Mongolia TV Station

                                       and

                   Shanghai Camera Media Investment Co., Ltd.

                                  December 2003

                                TABLE OF CONTENTS

Article 1    Definition
Article 2    Exclusive Advertising Agency
Article 3    Program Supply
Article 4    Program Examination and Support
Article 5    Copyright
Article 6    Personnel Placement
Article 7    Work place & Convenience for Work
Article 8    Equipment
Article 9    Obligations of Both Parties
Article 10   Expenses Agreement and Payment Method
Article 11   Term of the Agreement
Article 12   Exclusive Cooperation
Article 13   Force Majeure
Article 14   Representation and Warranty
Article 15   Confidentiality
Article 16   Applicable Laws and Dispute Settlement
Article 17   Notice
Article 18   Miscellaneous

                         Strategic Cooperation Agreement

     This strategic cooperation agreement (hereinafter referred to as "the Agreement") was signed by the following two parties in Inner Mongolia of the People's Republic of China (the "PRC") on December 18, 2003.

Party A: Inner Mongolia TV Station (hereinafter referred to as "Party A")
         Legal address: [No. 55, Xinhua Avenue, Huhehaote, Inner Mongolia] Legal representative: [Guan Fangfang]
         Tel.: [0471-6630366]
         Fax: [0471-6630666]

Party B: Shanghai Camera Media Investment Co., Ltd. (hereinafter referred to as
         "Party B")
         Legal address: Room 3B10, No. 168, Tianshanzhi Road, Shanghai
         Office address: Room 4302, Shanghai Bund Center Building, No. 222, Yan'an East Road, Shanghai
         Legal representative: Yu Gang
         Tel.: 021-63352300
         Fax: 021-63350892

Whereas:

1. Party A is a government-sponsored institution that is lawfully incorporated under the laws of the People's Republic of China and is lawfully subsisting.

2. Party B is a limited liability company that is lawfully incorporated under the laws of the PRC and is lawfully subsisting.

3. The purpose of signing the Agreement between Party A and Party B is based on the principles of advantage complementation and mutual benefits as well as on the premises that Party A's ownership of Inner Mongolia Satellite TV, final review and broadcasting rights remain unchanged and all cooperation are in compliance with relevant laws, regulations and policies of the State. We will build up the image of Inner Mongolia Satellite TV (referring to Inner Mongolia Mandarin Satellite TV Channel; hereinafter referred to as Inner Mongolia Satellite TV) with our joint efforts and extensively enhance the management level and competency of Inner Mongolia's programs on the market so that Inner Mongolia Satellite TV can become a media brand with nationwide reputation and an important base to promote Inner Mongolia.

Party A and Party B have reached, according to the provisions of the laws of the People's Republic of China, the following agreement through friendly negotiation:


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                              ARTICLE 1 DEFINITION

The following terms will be defined as below unless otherwise specified or stated in context:

1.1 Laws of China:                 Any laws, statutes, rules and regulations
                                   promulgated by the Chinese Government
                                   (Central and local included) as well as any
                                   modifications, supplements or interpretations
                                   made to them at any time.

1.2 Term of the Agreement:         The duration of 15 years in total from the
                                   date of execution of the Agreement.

1.3 Day:                           One day according to the Gregorian calendar.

1.4 Both parties:                  Party A and Party B.

1.5 One party:                     Party A or Party B.

1.6 The third party:               Any other party besides Party A and Party B.

1.7 Inner Mongolia Satellite TV:   Satellite television channel of Inner
                                   Mongolia TV Station and other media derived
                                   from it (including but not limited to
                                   wireless communication (mobile telephone)
                                   channels, etc). According to the Agreement,
                                   in case Party A conducts replacement,
                                   exchange or transfer between Inner Mongolia
                                   Satellite TV and any of other channels, or
                                   transfers the essential part of the present
                                   Inner Mongolia Satellite TV by any means to
                                   other institutions or departments, the
                                   channels related with the former Inner
                                   Mongolia Satellite TV should be seen as part
                                   of the "Inner Mongolia Satellite TV" stated
                                   in the Agreement. Inner Mongolia Satellite TV
                                   can also be referred to as business units
                                   entitled to own and operate Inner Mongolia
                                   Satellite TV.

1.8 Inner Mongolia Satellite TV    All the advertisements broadcast through
    Advertising Business:          Inner Mongolia Satellite TV or related with
                                   Inner Mongolia Satellite TV, including hard
                                   advertisements, soft advertisements, attached
                                   advertisements, special sponsoring, short
                                   messages, sponsoring of large scale campaign
                                   and so on, no matter whether they


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
                                   are called "advertisement" or not.

1.9 Equipment:                     The equipment defined by Article 8.1 of the
                                   Agreement.

1.10 Relevant program:             Non-advertising programs broadcast or plan to
                                   broadcast through Inner Mongolia Satellite
                                   TV.

                     ARTICLE 2 EXCLUSIVE ADVERTISING AGENCY

2.1 According to the Agreement, Party A shall transfer the right (including but not limited to the general advertising agency of satellite television programs of Inner Mongolia TV Station (Inner Mongolia Satellite TV) to Party B of acting as the exclusive agent that is responsible for the advertising business of Inner Mongolia Satellite TV from January 1, 2004. Party B shall have the general right of acting as the exclusive agent responsible for the advertising business of Inner Mongolia Satellite TV for duration of 15 years. There is no need for Party B to pay agency fee for advertising to Party A, but Party B should provide programs to Party A free of charge according to the Agreement.

2.2 Party B can determine by its sole discretion to transfer total or partial advertising agency right obtained from Party A to other qualified legal entities according to business needs. Party A shall approve such transfer and give corresponding cooperation in this matter.

2.3 Party B shall enjoy, during the term of the Agreement, all the revenues from advertising of Inner Mongolia Satellite TV and other revenues derived from it.

2.4 Party A shall not receive any advertising business of Inner Mongolia Satellite TV by itself or through the third party without Party B's prior written approval during the term of the Agreement. Party A agrees to introduce Party B as the exclusive and general agent of Inner Mongolia Satellite TV through Inner Mongolia satellite television channel or related promotion materials and media whenever appropriate.

2.5 Party B can exercise the advertising agency right either in the name of Party A or in its own name. In case Party B chooses to deal with advertising in the name of Party A, the latter shall give close cooperation by satisfying all the reasonable requirements of Party B, including but not limited to Power of Attorney in writing or confirmation letter, etc. In case advertisement client needs to sign advertising contract (Party B can also request signing this contract) directly with Party A, the latter shall satisfy the requirement of Party B in this matter. The fees or other advertising revenues of broadcasting advertisement through Inner Mongolia satellite television channel charged from the third party by Party A for whatever reason shall be returned to Party B immediately or be deducted with Party B's approval from the sum payable to Party A by Party B according to the Agreement.

2.6 If Party B chooses to deal with the advertisement soliciting and production related to Inner Mongolia Satellite TV in its own name, Party B can sign contracts with


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     advertisement clients or their agents on its own behalf. Under this circumstance, Party A shall make the efforts to cooperate with Party B in the execution of such contracts.

2.7 Party B can formulate or modify the advertisement pricing policies from time to time according to the operation status, market mechanism, program ratings and market research results.

2.8 Party A shall ensure that broadcasting hours of Inner Mongolia Satellite TV is no less than 18 hours a day, and shall try to broadcast around the clock except interruption caused by regular repair and maintenance of machine.

2.9 Party B has stand-alone decision-making power regarding the advertising business of Inner Mongolia Satellite TV. Party B has the right to select the client, period of advertisement broadcasting, type and content of advertisement as well as price, on the basis of non-violation of the laws, statutes and rules of PRC. If any content of advertisement is against laws and regulations, Party A shall inform Party B timely and ask for modification. If, after the modification, the advertisement is still against the regulations or is technologically too late for broadcasting, Party A has the right to reject the broadcasting and to request Party B to provide alternative advertisement.

2.10 As for the advertising business undertaken by Party B, Party A shall broadcast on time without any abridgement according to Party B's requirements. If there is wrong broadcasting or missed out broadcasting due to the reasons of Party A, Party A shall indemnify Party B correspondingly. But if the problems are caused by malfunction of the machine and equipment or other force majeure, Party A shall notify Party B in writing.

                            ARTICLE 3 PROGRAM SUPPLY

3.1 Party B does not need to pay any fee for acquiring and exercising the general agency right of advertisement as well as for collecting other revenues according to the Agreement. However, Party B shall provide Party A with free program supply and program support according to the Agreement.

3.2 After obtaining the program through purchasing the broadcasting right, filming by itself and program exchange, Party B shall provide Party A with programs or auxiliary programs deemed appropriate for Party A to examine and broadcast on Inner Mongolia Satellite TV. Party B will, at its own expenses, be responsible for the costs and expenses of obtaining these programs.

                    ARTICLE 4 PROGRAM EXAMINATION AND SUPPORT

4.1 Party A, with final program examination and broadcasting rights, shall check the programs provided by Party B to see whether they comply with the laws of PRC and compulsory policies. If the program does not comply with the laws of PRC and compulsory policies, Party A shall reject to broadcast; otherwise, Party A shall


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     broadcast the program unconditionally. The parties shall establish a program examination group with Party A taking the lead and assigning one deputy station head to be the group head. Party B can also assign one to two members to participate in the examination of programs. The programs approved by the group will be deemed to be approved by both parties.

4.2 All the programs (except for news programs of Inner Mongolia TV Station and programs ratified by both parties) broadcast on Inner Mongolia TV Station, under the premise that they are not in violation with the state laws and regulations and that Party A's final examination rights is not affected, shall be provided exclusively by Party B. Programs broadcast for policy and compulsory reasons are not included.

4.3 Both parties are responsible for the planning and setting of relevant programs.

4.4 The parties agree that Party B can use Party A's name to do marketing in relation to Inner Mongolia TV Station as agreed in the Agreement and can mention their cooperative relationship.

                               ARTICLE 5 COPYRIGHT

5.1 Both parties agree that Party B owns the copyright of relevant programs (programs made by Party A including its planning and production are excluded), except for the copyright enjoyed by a third party according to agreement with the third party.

5.2 Except for the broadcast on Inner Mongolia Satellite TV, Party B shall take full charge of external sales and other commercial operations of relevant programs (programs produced by Party A are excluded) and are entitled to all revenues generated,

                          ARTICLE 6 PERSONNEL PLACEMENT

6.1 Party B shall be responsible for payment and considerations to personnel participating in managing and operating Inner Mongolia Satellite TV approved by Party B in writing, or Party B shall pay Party A the actual amount paid by Party A. The actual sum of payment shall be negotiated between Party B and the participating personnel.

6.2 The arrangement of the personnel participating in Inner Mongolia Satellite TV shall comply with the need and necessity for program planning and broadcasting approved by both parties to ensure the implementation of the advertisement operation plan.

                   ARTICLE 7 WORK PLACE & CONVENIENCE FOR WORK

7.1 Party A shall provide Party B with necessary work places, filming places, filming facilities and supporting equipment as well as other conveniences for work under this Agreement.

7.2 Party A shall be responsible for handling necessary procedures for Party B to pass in


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     and out of work places, and open and provide other related work resources to personnel of Party B. (Party B shall follow the rules and regulations set by Party A.)

                               ARTICLE 8 EQUIPMENT

8.1 To bring the equipment ("equipment") purchased by Inner Mongolia Satellite TV into operation, Party A shall decide on what equipment it needs and purchase and maintain it at its own cost. Party A has ownership to the equipment it purchased. Party B can also provide equipment free of charge for the cooperation. But Party B has ownership for the equipment it provides.

                      ARTICLE 9 OBLIGATIONS OF BOTH PARTIES

9.1  Obligations of Party A

     Party A has the following obligations besides other obligations prescribed in the Agreement:

     (1) Party A shall ensure the obtaining and maintaining of all approvals, permits, license and agreements required for the broadcasting and operation of Inner Mongolia Satellite TV within this Agreement.

     (2) Party A shall be responsible for the safe transmission and broadcasting of Inner Mongolia Satellite TV.

     (3) In order to maintain the current coverage, Party A shall work with Party B to set up a "Coverage Task Force", making joint efforts to promote coverage of Inner Mongolia Satellite TV in the future, with the goal to cover more than 3 provinces each year and eventually to cover the whole nation.

     (4) Party A shall provide all the necessary technological support or make proper arrangements for relevant programs to be broadcast in conformity with the fashion, frequency and coverage prescribed in the Agreement.

     (5) Party A shall use its influence to assist Party B with its promotion of Inner Mongolia Satellite TV. Party A hereby consents and authorizes Party B to use logos and texts of Inner Mongolia Satellite TV within approved areas, as part of its symbols for services.

     (6) Party A shall cooperate with Party B to develop media derived from Inner Mongolia Satellite TV.

     (7) Party A shall try to win preferential conditions and inform Party B immediately in case Party A needs to sign an agreement with a third party for the purpose of broadcasting and operation of Inner Mongolia Satellite TV.

     (8) Party A shall be responsible for any financial loss of Party B caused by Party


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          A's inappropriate administrative or other interferences during the operation.

9.2 Obligations of Party B

     Party B has the following obligations besides other obligations prescribed in the agreement:

     (1)  Party B shall bear the expenses set forth in the Agreement.

     (2) Party B shall provide programs and program support under this Agreement.

     (3) Party B shall ensure and maintain all the permits and licenses needed for advertisement agency and program supply under this Agreement.

     (4) Party B shall be responsible for the compensation to Party A in case that any damages or losses are caused by Party B's improper operation.

     (5) Party B shall bear all the responsibilities in cases where losses are caused to Party A by Party B's failure to guarantee the quantity, quality and punctuality of programs according to the Agreement.

                ARTICLE 10 EXPENSES AGREEMENT AND PAYMENT METHOD

10.1 Party B shall bear the following expenses associated with Inner Mongolia Satellite TV:

     (1) The expenses incurred by Party B for purchasing or producing related programs and advertising programs, but not including the news programs that were broadcast on Inner Mongolia Satellite TV and the programs in the transition period (transition period is before the day of March 31, 2004) that were owned by Party A.

     (2) Party B shall be responsible for 80% of the additional coverage expenses of Inner Mongolia Satellite TV. The other 20% of the expense shall be Party A's responsibility.

     (3) Promotion fees for Inner Mongolia Satellite TV that have been approved by Party B.

     (4)  Labor cost approved by Party B.

10.2 Except for the expenses stipulated in 10.1, Party A shall take responsibility for the expenses of related equipments and channel resources for program transmissions and broadcasting, as well as the operating expenses of Party A.

10.3 The two parties herein confirm that Party B shall not pay any fees to Party A for obtaining and executing the exclusive advertising agency and procurement of other


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     revenue under this Agreement; likewise, Party A shall not pay any fees to
     Party B for the programs associated with Inner Mongolia Satellite TV provided by Party B according to this Agreement.

10.4 Payment Methods

     (1)  Party B agrees to pay Party A RMB sixty million Yuan (RMB
          W60,000,000) for the year 2004. Party B has paid Party A RMB thirty million Yuan (RMB W30,000,000) before December 28, 2003 and the balance shall be paid on monthly installments, namely, effective February 1, 2004, Party B shall pay Party A RMB five million Yuan (RMB
          (Y)5,000,000) on the first day of each month (including February 1) and the balance shall be paid off by November 1, 2004.

     (2) Party B agrees that the payment to Party A for the first three years (namely, from 2004 to 2006) shall be increased by 15% annually on the basis of RMB sixty million Yuan (RMB W60,000,000) for 2004, which means the payment for 2005 shall be RMB sixty-nine million Yuan (RMB W69,000,000) and that for 2006 shall be RMB seventy-nine million, three hundred and fifty thousand Yuan (RMB W79,350,000).

     (3) Party B agrees that the payment to Party A for the following six years (namely, from 2007 to 2012) shall be increased by 10% annually on the basis of RMB seventy-nine million, three hundred and fifty thousand Yuan (RMB W79,350,000) for the year 2006, namely, from RMB eighty-seven million, two hundred and eighty five thousand Yuan (RMB W87,285,000) for 2007 to RMB one hundred and forty million, five hundred and seventy three thousand, three hundred and seventy Yuan (RMB W140,573,337.00) for 2012.

     (4) Party B agrees that the payment to Party A for the last six years (namely, from 2013 to 2018) shall be increased by 5% annually on the basis of RMB one hundred and forty million, five hundred and seventy three thousand, three hundred and thirty-seven Yuan (RMB W140,573,337.00) for 2012. This means RMB one hundred and forty-seven million, six hundred and two thousand and forty Yuan (RMB W147,602,040.00) for 2013 and RMB one hundred and eighty-eight million, three hundred and eighty-one thousand and seven hundred and sixty Yuan (RMB W188,381,760.00) for 2018.

     (5) Effective 2004, Party B shall make payment to Party A before the 15th of each month.

     (6) If Party B fails to make the above payments on time (grace period is 5 working days), it shall pay Party A the late payment fee at the rate of 0.3% per day. Party B shall take any legal responsibilities for any serious subsequent consequences.


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                        ARTICLE 11 TERM OF THE AGREEMENT

11.1 The term of this Agreement shall be fifteen years, starting from January 1, 2004 till December 31, 2018.

11.2 Both parties agree that Party B agrees to enter into this Agreement on the basis and prerequisites that the Agreement shall remain effective for 15 years and will be fully fulfilled. This Agreement shall not be terminated or cancelled prior to expiry date for any reasons except for Force Majeure. Should any party violate the Agreement, the other party shall not terminate or cancel this Agreement as a remedy but instead it can request for compensations for losses and actual fulfillment of this Agreement. Party A hereby waives its right to terminate or cancel this Agreement.

11.3 If Party A terminates or cancels this Agreement within the period of validity (a period of 15 years) or this Agreement cannot be actually fulfilled for reasons of Party A, or Party B's purpose to enter into this Agreement cannot be satisfied, Party A shall pay Party B's losses which may include the expenses and costs incurred for the cooperation under this Agreement, Party B's liability to a third party caused by Party A's termination of this Agreement and the rationally expected income that Party B would have obtained if this Agreement had been fulfilled properly.

11.4 If Party B terminates or cancels this Agreement within the period of validity (a period of 15 years) or for Party B's reason this Agreement cannot be actually fulfilled, or Party A's purpose to enter into this Agreement cannot be satisfied, Party B shall pay Party A's losses which may include the expenses and costs occurred for the cooperation under this Agreement, Party A's liability to a third party caused by Party B's termination and the rationally expected income that Party A would have obtained if this Agreement should have been fulfilled properly.

                        ARTICLE 12 EXCLUSIVE COOPERATION

12.1 Both parties agree that the cooperation is exclusively between the two parties under this Agreement. Within the term of this Agreement, without Party B's written permission, Party A shall not cooperate with any third party on program planning, purchasing, production, and promotion related to Inner Mongolia Satellite TV, nor shall it negotiate with a third party on such cooperation.

12.2 Party A shall not set up other similar channels to compete with Inner Mongolia Satellite TV under this Agreement.

                            ARTICLE 13 FORCE MAJEURE

13.1 Force Majeure shall mean earthquake, typhoon, flood, fire, war or other events that cannot be predicted and whose consequences cannot be prevented or avoided, including but not limited to Act of God, strike, riot, act of war, outbreak of infectious


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     disease, government decrees, storms or other natural disasters that happen after the signing of this Agreement. Should the occurrence of Force Majeure directly influence the performance of this Agreement or render it impossible to perform this Agreement under the terms and conditions of this Agreement, the Party that sustains such Force Majeure shall immediately inform the other party of the related information and produce detailed written reports on the Force Majeure within 5 business days after such event. It shall, within one month after the occurrence of the Force Majeure and unless otherwise forbidden by the PRC laws, submit a valid certificate regarding such event, issued by the public notary office of the place where the Force Majeure has happened. The two parties shall, taking into consideration of the impact on the performance of the Agreement, consult each other to decide whether the duties for the performance of this Agreement shall be partially waived or whether the performance of this Agreement shall be extended. No party shall have the right to seek indemnification for the losses caused by the Force Majeure. The two parties shall, immediately after the end of the Force Majeure, take immediate measures to perform the Agreement that needs to be performed.

                     ARTICLE 14 REPRESENTATION AND WARRANTY

14.1 On the date of the Agreement, each party hereby represents and warrants to the other party that it is a legal person duly incorporated and validly existing and in good standing under the laws of PRC.

14.2 This party has the right, authority and permits (from the government or other departments) to sign this Agreement, to fully fulfill the obligations of this Agreement and other relevant Agreements signed under this Agreement.

14.3 The party has taken all the measures necessary to have the power to sign this Agreement. The representative to sign this Agreement on behalf of the party has been fully authorized. The Agreement signed by the representative has binding force to this party if the representative has valid authorization by the party or if he or she is among the staff of the party.

14.4 The signing and fulfillment of the Agreement shall not conflict the laws of PRC, orders of any government department or judgments of any judicial branches, nor shall it cause this party to violate its agreement with a third party.

14.5 The party is not involved in any upcoming lawsuit, arbitration, judicial, administrative or other procedures, investigations from the government or any threats that these events may happen to the best of the party's credit and honesty.

14.6 All the files, documents, information and commitments the party has provided to the other party are true and correct.

14.7 If the representation and warranty any party has provided in 15.1 are found to be not true, misleading or incorrect, the other party reserves the right to request indemnification for and be freed from any losses, harm, obligations, claims, actions,


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     procedures, fine and punishment caused by this.

                           ARTICLE 15 CONFIDENTIALITY

15.1 Each party agrees to keep confidential and shall not disclose to a third party the terms and conditions of this Agreement, all information related to Party B and information provided by the other party (hereinafter referred to as "confidential information") except as otherwise herein provided. The confidential information is for the use of fulfillment to this Agreement only. If necessary, the parties shall disclose to their professional consultants parts of the confidential information needed to fulfill the obligations under this Agreement. It is agreed by both parties that either party shall request the third party that may be informed of or obtain the confidential information to sign a confidential and non-disclosure agreement. This regulation does not apply to the following information that is disclosed by either party: (a) publicized information (not including the information made public due to the breach of this stipulation by the party); (b) information the party has already obtained or not related to this Agreement or the joint venture or information that is not generated by this Agreement; (c) information needs to be publicized according to the laws and regulations.

15.2 Each party agrees to disclose confidential information to the minimum number of people who are required to fulfill the obligations of this Agreement.

                ARTICLE 16 APPLICABLE LAWS AND DISPUTE SETTLEMENT

16.1 The formulation, effectiveness, fulfillment, interpretation and dispute settlement of this Agreement are all governed by the laws of PRC.

16.2 Any disputes related to or caused by this Agreement shall be settled by friendly negotiations. If negotiation fails, the two parties agree to submit it to the arbitration of China International Economic and Trade Arbitration Commission (CIETAC) located in Beijing and the commission will conduct arbitration according to its legitimate and effective arbitration rules. The arbitration award is final and has binding force to both parties. If China International Economic and Trade Arbitration Commission cannot be the suitable arbitration organization, the two parties agree to submit it to Shanghai Arbitration Commission and it shall conduct arbitration according to its legitimate and effective arbitration rules. Its arbitration award is final and has binding force to both parties. During the process of arbitration, all other terms of this Agreement shall continue to be fulfilled except the disputed items under arbitration.

                                ARTICLE 17 NOTICE

17.1 Except as otherwise provided herein, either party shall send notices related to this Agreement or under this Agreement in writing. Notices shall be considered as "delivered" if they are sent by person, fax or by generally accepted courier services to the address and fax number listed on the first page of this Agreement or to the


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     address and fax number that have been notified by the recipient in advance.

17.2 Except as otherwise provided herein, any notices that are sent by fax shall be considered as "sent" on condition that it is sent properly to the fax number of the recipient but the notices shall be immediately delivered by generally accepted courier service to the recipient for confirmation. The notices that are sent by the generally accepted courier service shall be considered as "delivered" within 5 days after the delivery.

                            ARTICLE 18 MISCELLANEOUS

18.1 The heading to each term is for easy reference and shall not affect its explanation.

18.2 The parties understand and agree that after the signing of this Agreement, should Party B establish a limited company of media business and arrange it to take over Party B's obligations and rights under this Agreement, Party A shall cooperate to sign related documents and make necessary actions to ensure the above arrangements to be fulfilled. The above arrangements shall not affect Party A's obligation and rights under this Agreement.

18.3 At any time after the signing of this Agreement, both parties shall try reasonable business efforts to request any necessary third party to sign the documents and take actions upon reasonable requirements by the related party in order that the related party shall have full benefits under the Agreement. The related party shall bear the cost incurred in the process.

18.4 Should any terms or stipulation of this Agreement be found to be illegal or unenforceable according to the applicable law, it shall be considered as being deleted from this Agreement and invalid but this Agreement as a whole shall remain valid. The invalid term or stipulation shall be considered as being not included in this Agreement from the very beginning. The two parties shall hold honest negotiations to replace the terms that are considered as "being deleted" with terms that are reasonable, legal and effective.

18.5 The time, date and period set forth in this Agreement are of extreme importance. Any breach of the time, date or period regulated in this Agreement is considered as breach of this Agreement.

18.6 All the expenses to bring this Agreement into effect, including but not limited to notary fee, stamp tax, registration fee, shall be borne by the related parties or the party that incurred the fees based on the laws of China.

18.7 This Agreement constitutes all the agreements between the two parties regarding the subject of this Agreement and shall replace all previous verbal and written agreements, contracts, understanding and correspondences regarding the subject of this Agreement.


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18.8 Both parties may enter into a supplemental agreement for matters not covered herein. The supplemental agreement is a supplement to this Agreement and shall have the same legal effect as the Agreement.

18.9 This Agreement is made out in four originals. Each party shall hold two originals. All originals have the same legal force.

Inner Mongolia TV Station [Company chop of Inner Mongolia TV Station]


Authorized representative: /s/
                           ----------------------


Shanghai Camera Media Investment Co., Ltd. [Company chop of Shanghai Camera Media Investment Co., Ltd.]

Authorized representative: /s/
                           ----------------------


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

                             SUPPLEMENTARY AGREEMENT

Party A: Inner Mongolia TV Station
Address: [No. 55, Xinhua Avenue, Hohhot, Inner Mongolia]

Party B: Shanghai Camera Media Investment Co., Ltd.
Address: Room 3B10, No. 168, Tianshanzhi Road, Shanghai

In view that the two parties have entered into a "Strategic Cooperation Agreement" regarding the cooperation on building up the image of Inner Mongolia Satellite TV, the two parties hereby enter into the following Supplementary Agreement on the basis of "Strategic Cooperation Agreement" through friendly consultation:

1. It is agreed by both parties that the period for Party B's exclusive adverting agency with Inner Mongolia Satellite TV shall be extended to 20 years, from January 1, 2004 to December 31, 2023. Therefore, the term of the Agreement shall be extended to 20 years.

2. Upon the expiry of the 20 years term in Item 1 above, unless Party B decides to give up continuing cooperation, Party B shall have the right for an automatic renewal of the Agreement for at least 10 years.

3. Regarding the fees that Party A should pay to Party B related to Inner Mongolia Satellite TV, both parties agree as follows: The fees and increment proportions of year 2004 to 2006 as in the Agreement remain unchanged. The fee for the year 2007 shall be increased by 15% on the basis of 2006. The fees for the following six years (namely, from the year 2008 to 2013) shall be increased annually by 10% based on the fee of the previous year. The fees for the last ten years (namely, from the year 2014 to 2023) shall be increased annually by 5% based on the fee of the previous year. The payment method for all the fees remains unchanged. If Party B chooses to continue the cooperation after the expiry of 20 years term according to Item1 above, Party A shall hold negotiation with Party B based on the principle of favorable considerations regarding the fees.

4. Party A shall make sure that the broadcasting time of Inner Mongolia Satellite TV shall not be less than 20 hours per day.

5. Except for the contents in this Supplementary Agreement, other articles of the "Strategic Cooperation Agreement" remain unchanged.

6. This Supplementary Agreement is to the supplement of the "Strategic Cooperation Agreement" and is of equal force with the "Strategic Cooperation Agreement".

Party A: Inner Mongolia TV Station [Company chop of Inner Mongolia TV Station]


Signature of the authorized representative: /s/
                                            ------------------------------------


Party B: Shanghai Camera Media Investment Co., Ltd. [Company chop of Shanghai Camera Media Investment Co., Ltd.]


Signature of the authorized representative: /s/
                                            ------------------------------------

November 30, 2005


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